CUSIP No.	434711107
EXHIBIT 99.1
ITEM 7 INFORMATION
     These securities being reported on by Suntech Power Holdings Co., Ltd. are owned directly by Suntech Power International Co. Ltd., which is a wholly owned subsidiary of Suntech Power (Cyprus) Co., Ltd., which is a wholly owned subsidiary of Power Solar System Co., Ltd., which is a wholly owned subsidiary of Suntech Power Holdings Co., Ltd.